                                                                     Exhibit 8.1

        [LETTERHEAD OF COOPERMAN LEVITT WINIKOFF LESTER & NEWMAN, P.C.]



                                    September 15, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

     We have been requested by Coaxial Communications of Central Ohio, Inc. ("Coaxial"), an Ohio corporation, Phoenix Associates (collectively with Coaxial, the "Issuers"), a Florida general partnership, and Insight Communications of Central Ohio, LLC, a Delaware limited liability company, to furnish our opinion in connection with the registration statement (the "Registration Statement") on Form S-4, filed concurrently herewith, with respect to the registration of $140,000,000 aggregate principal amount of 10% Senior Notes due 2006 of the Issuers (the "Exchange Notes") to be offered (the "Exchange Offer") in exchange for outstanding 10% Senior Notes due 2006 (the "Original Notes").

     We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon the terms of the Exchange Offer, the Original Notes and the Exchange Notes, which are set forth in the Registration Statement, we are of the opinion that the exchange of the Original Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the Exchange Notes will not (in our opinion) be considered to differ materially in kind or extent from the Original Notes. Rather, it is our opinion that the Exchange Notes received by a holder will be treated as a continuation of the Original Notes in the hands of such holder and that, consequently, there will be no federal income tax consequences to holders exchanging Original Notes for Exchange Notes pursuant to the Exchange Offer.

     The foregoing opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. We undertake no obligation to update this opinion in respect of any such changes.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference of our name under the caption "Legal Matters" in the prospectus included in the Registration Statement.


                                    Very truly yours,


                                    COOPERMAN  LEVITT WINIKOFF
                                          LESTER & NEWMAN, P.C.


                                    By /s/  Mark Lubin
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